   As filed with the Securities and Exchange Commission on September 26, 1996



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                               -------------------


               Date of Report (Date of earliest event reported) -

                               September 20, 1996


                        Commonwealth Aluminum Corporation
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



       Delaware                     0-25642                     13-3245741
- --------------------------------------------------------------------------------
(State of Incorporation)    (Commission file number)          (IRS employer
                                                            identification no.)



                1200 Meidinger Tower, Louisville, Kentucky 40202
- --------------------------------------------------------------------------------
          (Address, including zip code, of principal executive office)



                                 (502) 589-8100
- --------------------------------------------------------------------------------
                (Registrant's telephone no., including area code)

Item 1.     Not Applicable

Item 2.     Acquisition or Disposition of Assets

     On September 20, 1996, Commonwealth Aluminum Corporation ("Commonwealth") completed its previously announced acquisition via a cash tender offer for $20.50 per share of common stock of CasTech Aluminum Group Inc. ("CasTech") as described in the press release filed herewith as Exhibit 99 and incorporated herein by reference. The press release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future earnings and operations which are subject to significant risks and uncertainties relating to, among other things, aluminum prices and cyclicality, uncertainties inherent in the integration of CasTech's operations with those of Commonwealth's increased financial leverage and competition in the markets for aluminum sheet products. Also on September 20, 1996 Commonwealth's wholly owned subsidiary, CALC Corporation, merged with and into CasTech pursuant to the Agreement and Plan of Merger, dated as of August 19, 1996, among Commonwealth, CALC Corporation and CasTech, all remaining shares of CasTech common stock were converted into the right to receive $20.50 per share (subject to the right of holders who comply with applicable procedures under the Delaware General Corporation Law to exercise the right to receive a judically determined appraised value for their shares of CasTech common stock) and CasTech became a wholly owned subsidiary of Commonwealth.

Items 3-6.   Not Applicable

Items 7.     Financial Statements, Pro Forma Financial
             Information and Exhibits.

       (a)   Financial Statements of Business Acquired


                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CasTech Aluminum Group Inc.

     We have audited the accompanying consolidated balance sheets of CasTech Aluminum Group Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CasTech Aluminum Group Inc. and subsidiaries at March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP


Akron, Ohio
May 10, 1996

                           CASTECH ALUMINUM GROUP INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                            March 31
                                                                                            --------
                                                                                       1996          1995
                                                                                       ----          ----
ASSETS
Current assets:
        Cash and cash equivalents...............................................  $       190    $       359
        Accounts receivable (Note 1)............................................       57,802         73,641
        Inventories (Note 3)....................................................       51,377         39,288
        Prepaid expenses and other current assets...............................        4,454          5,030
                                                                                   -----------   -----------
Total current assets............................................................      113,823        118,318
Property, plant and equipment (Note 4)..........................................       74,294         71,779
Other long-term assets:
        Loan fees ..............................................................        1,211          1,397
        Goodwill (Note 1).......................................................       22,082         22,803
        Other...................................................................        1,874          1,417
                                                                                  -----------    -----------
                                                                                       25,167         25,617
                                                                                   -----------   -----------
Total assets....................................................................  $   213,284    $   215,714
                                                                                  ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
        Accounts payable........................................................  $    34,041    $    37,334
        Accrued liabilities (Note 11)...........................................        9,774         11,911
        Income taxes payable....................................................        1,439          4,339
        Current portion of long-term debt (Note 6)..............................        6,270          5,237
                                                                                  -----------    -----------
Total current liabilities.......................................................       51,524         58,821
Long-term debt, less current portion (Note 6)...................................       39,500         58,518
Other non-current liabilities (Note 11).........................................        2,364          1,396
Stockholders' equity:
        Common stock, $.01 par value, 25,000 shares authorized, 12,943 and 12,920 shares issued and outstanding at
           March 31, 1996 and 1995, respectively................................          129            129
        Paid in capital in excess of par value..................................      136,445        136,202
        Deficit.................................................................      (16,678)       (39,352)
                                                                                  -----------    -----------
Total stockholders' equity......................................................      119,896         96,979
                                                                                  -----------    -----------
Total liabilities and stockholders' equity......................................  $   213,284    $   215,714
                                                                                  ===========    ===========



                             See accompanying notes

                           CASTECH ALUMINUM GROUP INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            Year Ended March 31
                                                                            -------------------
                                                                1996                1995              1994
                                                                ----                ----              ----

Net sales................................................  $    400,449         $  403,001           $ 262,793
Cost of goods sold.......................................       347,467            348,628             221,411
                                                           ------------         ----------           ---------
Gross profit.............................................        52,982             54,373              41,382

Selling, general and administrative expense..............        20,586             20,441              18,805
Other (income) expense...................................         (708)                543                  91
                                                           ------------         ----------           ---------
Operating income.........................................        33,104             33,389              22,486

Interest expense.........................................         3,474              7,744              10,231
                                                           ------------         ----------           ---------
Income before income taxes...............................        29,630             25,645              12,255

Income tax expense (Note 8)..............................         6,956              2,532               1,550
                                                           ------------         ----------           ---------
Income before extraordinary gain.........................        22,674             23,113              10,705

Extraordinary gain (Note 6)..............................             -              2,534                   -
                                                           ------------         ----------           ---------

Net income...............................................  $     22,674         $   25,647           $  10,705
                                                           ============         ==========           =========

Earnings per share (Note 1):
     Income before extraordinary gain ...................  $       1.70         $     2.10           $    1.22
     Extraordinary gain..................................             -                .23                   -
                                                           ------------         ----------           ---------
       Net income........................................  $       1.70         $     2.33           $    1.22
                                                           ============         ==========           =========


                             See accompanying notes

                           CASTECH ALUMINUM GROUP INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                         Capital In
                                                              Common     Excess of
                                                               Stock     Par Value       Deficit          Total
                                                               -----     ---------       -------          -----

Balance at April 1, 1993.................................    $    13     $  82,651     $  (75,704)      $  6,960

Net income...............................................          -             -          10,705        10,705

Balance at March 31, 1994................................         13        82,651        (64,999)        17,665

Effect of 7.25 for 1 stock split.........................         75          (75)              -              -
Issuance of 4,600 shares of Common Stock,
    net of related expenses..............................         46        60,208              -         60,254
Repurchase of Common Stock...............................         (5)      (6,582)              -         (6,587)
Net income...............................................          -             -          25,647        25,647
                                                             -------     ---------     -----------     ---------

Balance at March 31, 1995................................        129       136,202        (39,352)        96,979

Exercise of stock options  (Note 7)......................          -           243              -            243
Net income...............................................          -             -          22,674        22,674
                                                             -------     ---------     -----------     ---------

Balance at March 31, 1996................................    $   129     $ 136,445     $  (16,678)     $ 119,896
                                                             =======     =========     ===========     =========


                             See accompanying notes

                           CASTECH ALUMINUM GROUP INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    Year Ended March 31
                                                                     -----------------------------------------------
                                                                          1996              1995             1994
                                                                          ----              ----             ----
OPERATING ACTIVITIES
Net income.................................................          $    22,674       $   25,647        $   10,705
Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
     Depreciation and amortization.........................                8,598            8,159             7,914
     Deferred income taxes (benefit).......................                1,716           (2,300)                -
     (Gain) loss on sale of assets.........................                  (18)             160              (218)
     Extraordinary gain....................................                    -           (2,534)                -
     Changes in operating assets and liabilities:
        Accounts receivable................................               15,839          (26,282)           (5,699)
        Inventories........................................             (12,089)             (888)           (1,565)
        Accounts payable...................................              (3,293)           11,557             2,452
        Other liabilities and other assets.................              (5,764)           (2,290)           (1,825)
                                                                     -----------       ----------         ----------
Net cash provided by operating
     activities............................................               27,663           11,229            11,764
INVESTING ACTIVITIES
Purchase of property, plant and equipment..................             (10,361)           (6,315)           (4,381)
Net receipts on sales of assets............................                  271                -               333
                                                                     -----------       ----------         ---------
Net cash used by investing
     activities............................................             (10,090)           (6,315)           (4,048)
FINANCING ACTIVITIES
Net change in notes payable................................                    -                -            (1,800)
Proceeds from long-term borrowings.........................               17,000           80,500            11,952
Principal payments on long-term debt.......................             (34,985)         (145,985)          (15,555)
Net proceeds from issuance of stock .......................                  243           60,254                 -
Stock repurchase...........................................                    -           (2,526)                -
                                                                     -----------       -----------        ---------
Net cash used by financing
     activities............................................             (17,742)           (7,757)           (5,403)
(Decrease)increase in cash and cash
     equivalents...........................................                (169)           (2,843)            2,313
Cash and cash equivalents at beginning of year.............                  359            3,202               889
                                                                     -----------       ----------         ---------
Cash and cash equivalents at end of year...................          $       190       $      359         $   3,202
                                                                     ===========       ==========         =========


                             See accompanying notes

                           CASTECH ALUMINUM GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

         CasTech Aluminum Group Inc. ("CasTech") operates principally in the United States in one business segment. CasTech is a manufacturer of continuous cast aluminum sheet and flexible electrical conduit and cable products made principally from recycled aluminum. A significant percentage of CasTech's sales are made to customers operating in the domestic building and construction market and the domestic commercial renovation market.

         The operations of CasTech are conducted principally through two divisions: (i) the Mill Products Division, a subsidiary, which manufactures and markets continuous cast aluminum sheet products under the trade name "Barmet Aluminum Corporation" ("Barmet"), and (ii) the Electrical Products Division, an operating division, which produces and distributes flexible conduit and pre-wired armored cable under the trade name "Alflex."

Principles of Consolidation

         The consolidated financial statements include the accounts of CasTech and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

         Financial instruments which potentially subject CasTech to concentrations of credit risk consist principally of temporary cash investments and trade receivables. CasTech places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising CasTech's customer base, and their dispersion across many different geographical regions. CasTech routinely assesses the financial strength of its customers and requires collateral such as letters of credit in certain circumstances.

Cash and Cash Equivalents

         CasTech considers highly liquid investments with a maturity of three months or less at the acquisition date to be cash equivalents. The carrying amount of cash and cash equivalents approximates their fair value.

Accounts Receivable

         Accounts receivable are net of an allowance of $1.0 million and $1.4 million at March 31, 1996 and 1995, respectively.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


Inventories

         Inventories are stated at the lower of cost or market. The methods of accounting for inventories are described in Note 3.

Long-Lived Assets

         Property, plant and equipment is recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

         Goodwill, the excess of acquisition cost over the fair value of the net assets of the Electrical Products Division, is amortized by the straight-line method over forty years. Accumulated amortization was $6.7 million and $6.0 million at March 31, 1996 and 1995, respectively.

         Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated undiscounted future cash flows resulting from use and ultimate disposition of the assets.

Income Taxes

         Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amount currently payable because of timing differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Stock Compensation

         CasTech grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. CasTech accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

Earnings Per Share

         Earnings per share is based on the weighted average number of shares of Common Stock and Common Stock equivalents (stock options) outstanding during each year. Weighted average shares outstanding were 13,327,402, 11,016,252, and 8,774,015 for fiscal 1996, 1995 and 1994, respectively.

Recently Issued Accounting Pronouncements

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." CasTech intends to adopt the standard during fiscal 1997 and elect the disclosure method of reporting.

         In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." CasTech intends to adopt this standard during the first quarter of fiscal 1997. CasTech does not expect the adoption of the standard to have a material impact on the financial statements for fiscal 1997.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2.       SUPPLEMENTAL CASH FLOW INFORMATION

         Selected cash payments were as follows:

                                                                                     Year Ended March 31
                                                                              ---------------------------------
                                                                              1996           1995          1994
                                                                              ----           ----          ----
                                                                                      (in thousands)

     Income taxes......................................................    $   8,140    $    2,382      $    367
     Interest..........................................................        3,982         7,445         8,221


3.       INVENTORIES

         Inventories consist of the following:

                                                                                                March 31
                                                                                         ----------------------
                                                                                         1996              1995
                                                                                         ----              ----
                                                                                              (in thousands)

Raw materials.................................................................        $  11,120        $  12,403
Work in process...............................................................           21,178           16,537
Finished goods................................................................           22,578           21,247
                                                                                      ---------        ---------
                                                                                         54,876           50,187
LIFO reserve..................................................................           (3,499)         (10,899)
                                                                                      ----------       ----------
                                                                                      $  51,377        $  39,288
                                                                                      =========        =========

The values of inventories in the consolidated balance sheets are based on the following accounting methods:

                                                                                                March 31
                                                                                         ----------------------
                                                                                         1996              1995
                                                                                         ----              ----
                                                                                              (in thousands)

LIFO..........................................................................        $  26,493        $  16,278
FIFO..........................................................................            6,730            4,722
Moving average................................................................           18,154           18,288
                                                                                      ---------        ---------
                                                                                      $  51,377        $  39,288
                                                                                      =========        =========



         During fiscal 1995, inventory quantities were reduced, resulting in liquidation of certain LIFO inventory layers at costs which were lower than the costs of current purchases. The effect of the reductions, recorded in the fourth quarter, was to decrease cost of goods sold by approximately $1.9 million and to increase net earnings by $1.5 million or $0.14 per share.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



4.       PROPERTY, PLANT AND EQUIPMENT

         The cost and accumulated depreciation of property, plant and equipment is as follows:

                                                                                      March 31
                                                                            ------------------------------
                                                                                1996             1995
                                                                                ----             ----
                                                                                    (in thousands)

Land..................................................................     $    11,008       $    11,028
Buildings and improvements............................................          13,535            11,841
Machinery and equipment...............................................          97,899            88,188
Construction in progress..............................................           1,596             4,202
                                                                           -----------       -----------
                                                                               124,038           115,259
Less accumulated depreciation.........................................          49,744            43,480
                                                                           -----------       -----------
                                                                           $    74,294       $    71,779
                                                                           ===========       ===========

5.       FINANCIAL INSTRUMENTS

         CasTech uses futures and option contracts to hedge a portion of its exposure to market risks resulting from fluctuations in metal prices. In determining its strategy with respect to such instruments, CasTech gives consideration to market conditions, anticipated sales and purchase transactions and other factors that may affect CasTech's level of risk. Metal price contracts are obtained to hedge firm priced sales and anticipated purchase transactions within one year of the contract date. Realized gains and losses on futures and option contracts are deferred and recognized as a component of the related transactions. The counterparties to these contracts are major brokerage houses and management believes that losses related to credit risk are remote. CasTech had no net realized gains or losses related to aluminum futures contracts deferred at March 31, 1996. In addition, CasTech had no open aluminum futures contracts as of March 31, 1996.

         CasTech also uses interest rate cap, floor, and swap agreements to manage interest rate risk of its floating rate debt portfolio. The total notional amount of the interest rate agreements is limited to the amount of debt outstanding. Fair value of the instruments is based on estimated settlement costs. Realized gains and losses on interest rate agreements are deferred and recognized as a component of interest expense over the term of the agreements. At March 31, 1996, the carrying value of interest rate swaps and floors approximates fair value. The counterparties to interest rate contracts are major commercial banks and management believes that losses related to credit risk are remote.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



6.       FINANCING ARRANGEMENTS

                                                              March 31
                                                    ---------------------------
                                                       1996              1995
                                                       ----              ----
                                                            (in thousands)

Revolving notes payable...................          $  12,000     $    26,000
Term notes payable........................             33,750          37,500
Other.....................................                 20             255
                                                    ---------     -----------
                                                       45,770          63,755
Less current maturities                                 6,270           5,237
                                                    ---------     -----------
                                                    $  39,500     $    58,518
                                                    =========     ===========

         On October 20, 1994, CasTech repaid $121.8 million representing all outstanding amounts under its previous credit agreements with The Prudential Insurance Company of America ("Prudential"), and $4.2 million related to a separate note payable. The debt was satisfied with proceeds from CasTech's initial public offering and borrowings of $69.0 million under a credit agreement with a syndicate of banks and other financial institutions led by Chemical Bank (the "Credit Agreement"). The Credit Agreement originally consisted of a $40.0 million term loan and a revolving credit facility with an aggregate commitment of $50.0 million. On July 27, 1995, the Credit Agreement was amended to provide for reduced interest rates and to increase borrowings available under the revolving credit facility by $10 million.

         The Credit Agreement is secured by a pledge of all of the outstanding stock of its subsidiaries and substantially all of the assets of CasTech.

         The term loan is repayable over a six-year period in quarterly installments. CasTech is required to make prepayments in the event of certain asset sales.

         CasTech's ability to borrow under the revolving credit facility is based on the sum of stated percentages of its eligible accounts receivable and eligible inventory. Up to $10.0 million of the revolving credit facility is available for standby and commercial letters of credit. The revolving credit facility commitment terminates on October 20, 2000.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         Borrowings under the Credit Agreement bear interest at a base rate per annum, at CasTech's option, equal to a Reference Rate (as defined) or the rate at which Eurodollar deposits for one, two, three or six months (as selected by CasTech) are offered by Chemical Bank in the interbank Eurodollar market. Based on a quarterly financial test, a range of .50% to 1.00% is added to the selected base rate to obtain the rate per annum paid by CasTech for any period. In addition, CasTech must pay to the lenders under the Credit Agreement, a commitment fee ranging from .25% to .375% on the unused portion of the revolving credit facility. The commitment fee percentage is determined based on the results of a quarterly financial test. The blended interest rate on outstanding borrowings of the Credit Agreement was approximately 6.4% at March 31, 1996.


         CasTech must pay an administration fee to Chemical Bank in the amount of $50,000 per annum. In addition, CasTech must pay a commission on all outstanding letters of credit of 1.125% per annum on the face amount of each letter of credit. At March 31, 1996, no letters of credit were outstanding under the revolving credit agreement.

         The Credit Agreement includes covenants relating to working capital, net worth, interest coverage and capital expenditures. In addition, there are restrictions on the payment of dividends; however, CasTech has never declared or paid any dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. CasTech was in compliance with all covenants through March 31, 1996.

         At March 31, 1996, the interest rates on all amounts outstanding under the term loan and revolving credit facilities are scheduled to adjust in two months or less. Accordingly, the face amount of the term loan and revolving credit facilities approximates fair value at March 31, 1996.

         Upon repayment of all outstanding amounts under the previous credit agreements with Prudential in fiscal 1995, all warrants to purchase Common Stock of CasTech held by Prudential were surrendered to and canceled by CasTech. In addition, upon satisfaction of the conditions thereto, CasTech exercised its option to purchase from Prudential 453,850 shares of CasTech's Common Stock owned by Prudential at a price of $1.034 per share. As a result of the repayment of the credit agreements with Prudential, CasTech recorded an extraordinary gain of $2.5 million in fiscal 1995.

         Future aggregate maturities of long-term debt at March 31, 1996 are as follows:

                                                     (IN THOUSANDS)

          1997......................................  $   6,270
          1998......................................      7,813
          1999......................................      8,750
          2000......................................      8,750
          2001......................................     14,187
                                                      ---------
                                                      $  45,770
                                                      =========



         During fiscal 1996, CasTech exercised its option to call the pollution control bonds which had been extinguished in June 1987 through an "in-substance defeasance". After retirement of the bonds, CasTech closed the trust that was used for satisfying the scheduled principal and interest payments on the bonds.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7.       COMMON STOCK

         On October 13, 1994, CasTech issued 4,600,000 common shares in connection with an initial public offering. Net proceeds to CasTech before deducting expenses of approximately $1.9 million were $62.2 million.

         CasTech has a Stock Option Plan that allows the granting of nonqualified stock options or incentive stock options to key employees of CasTech. Up to 1,450,000 shares of Common Stock are available under the Stock Option Plan. An option may be granted on such terms and conditions as the Compensation Committee of the Board of Directors may approve provided that the exercise price per share of Common Stock of a nonqualified stock option or an incentive stock option shall not be less than the fair market value of a share of Common Stock on the date the option is granted. Generally, all stock options granted shall terminate following termination of employment or certain other events. Unless the Compensation Committee otherwise provides, options shall become exercisable as to 20% of the shares covered thereby on the date of grant and as to an additional 20% of such shares on each of the first four anniversaries of the date of grant. The options will terminate as to any and all shares of Common Stock for which the option has not yet been exercised on the tenth anniversary of the date of grant. The following table contains information concerning the options:

                                                     Number of Securities                 Exercise Price
                                                     Underlying Options                      ($/Share)
                                                     ------------------                      ---------

Outstanding at April 1, 1994                              1,154,561                               $10.34

Granted                                                     110,000                                14.50
Outstanding at March 31, 1995                             1,264,561                       10.34 to 14.50

Granted                                                       7,500                                14.50
Exercised                                                   (22,500)                      10.34 to 14.50
Canceled                                                     (5,000)                               14.50
Outstanding at March 31, 1996                             1,244,561                       10.34 to 14.50


At March 31, 1996 and 1995, 780,481 and 581,689 options were exercisable, respectively, at prices ranging from $10.34 to $14.50 per share.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)





8.       INCOME TAXES

         Significant components of the income tax expense (benefit) from continuing operations consist of the following:

                                                                             March 31
                                                             -------------------------------------
                                                             1996             1995            1994
                                                             ----             ----            ----
                                                                         (in thousands)

Federal:
         Current expense...............................   $     4,400      $   4,000        $  1,450
         Deferred expense (benefit)....................         1,716         (2,300)              -

State - current expense................................           840            832             100
                                                          -----------      ---------        --------
                                                          $     6,956      $   2,532        $  1,550
                                                          ===========      =========        ========


         The provision for income taxes from continuing operations differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:

                                                                             March 31
                                                             -------------------------------------
                                                             1996             1995            1994
                                                             ----             ----            ----

Federal statutory rate.................................       35.0%            35.0%           35.0%

Increase (decrease) in rates:
         Alternative minimum tax.......................          -                -           (15.0)
         State taxes, net of federal benefit...........        1.8              2.1              .5
         Change in valuation reserve...................      (14.3)           (27.7)          (12.3)
         Other.........................................        1.0               .5             4.4
                                                            --------       ---------        -------
         Effective rate................................       23.5%             9.9%           12.6%
                                                            =======        =========        ========

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Significant components of CasTech's deferred tax liabilities and assets are as follows:

                                                                                   March 31
                                                                          ------------------------
                                                                          1996                1995
                                                                          ----                ----
                                                                                (in thousands)

Deferred tax assets:
         Net operating loss carryforwards............                 $    1,000            $   6,300
         Tax credit carryforwards....................                      6,500                7,100
         Environmental costs.........................                      4,450                4,900
         Other.......................................                      2,100                3,800
                                                                      ----------            ---------
         Total deferred tax assets...................                     14,050               22,100

Deferred tax liabilities:
         Tax over book depreciation..................                     12,100               13,200
         Other.......................................                        370                  300
                                                                      -----------           ---------
         Total deferred tax liabilities..............                     12,470               13,500
                                                                      ----------            ---------

Net deferred tax asset...............................                      1,580                8,600
         Valuation allowance for deferred tax assets.                      1,000                6,300
                                                                      ----------            ---------

         Net deferred taxes..........................                 $      580            $   2,300
                                                                      ==========            =========

         CasTech generally does not recognize benefits on those deferred tax assets which have expiration dates. Therefore, no benefit has been recognized as of March 31, 1996 and 1995 for the net operating loss carryforwards. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and, the net deferred assets at March 31, 1996 should be realizable in the future given CasTech's recent operating history.

         CasTech has approximately $5.8 million of alternative minimum tax credit carryforwards which do not expire.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

9.       RETIREMENT PLANS

         CasTech has defined contribution benefit plans covering substantially all salaried employees. Contributions to the plans are at the discretion of the Board of Directors and cannot exceed 15% of the participants' annual wages.

         CasTech also contributes to union sponsored defined benefit multi-employer pension plans for certain of its hourly employees. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employers Pension Plan Amendment Act of 1980, imposes certain liabilities upon employers who are contributors to multi-employer plans in the event of the employers' withdrawal from such a plan or upon a termination of such a plan. Management does not intend to take any action that would subject CasTech to any such liabilities. Expense from continuing operations related to all retirement plans was $1.4 million, $1.5 million and $1.3 million for the years ended March 31, 1996, 1995 and 1994, respectively.


10.      OPERATING LEASES

         CasTech leases certain office and manufacturing facilities and equipment under operating leases expiring through 1999. Certain of the agreements contain renewal options and provide for minimum annual rentals plus the payment of property taxes, insurance and normal maintenance. CasTech, in the ordinary course of business, leases offices and warehouse space from a stockholder. Rent expense pursuant to these lease agreements was $0.7 million, $1.0 million and $1.0 million for each of the years ended March 31, 1996, 1995 and 1994, respectively. Rental expense from continuing operations under all operating leases was $2.1 million, $1.8 million, and $1.8 million for the years ended March 31, 1996, 1995 and 1994, respectively. Future minimum rental payments for operating leases are $1.4 million, $0.7 million, $0.7 million, $0.5 million and $0.5 million for Fiscal 1997 through 2001, respectively, and $3.8 million in the aggregate for the duration of the operating leases.


11.      CONTINGENCIES

        CasTech's operations are subject to numerous laws and regulations relating to the protection of human health and the environment, including, for example, those relating to air and water pollution and solid waste disposal. The Company believes its facilities are in substantial compliance with current laws and regulations. The cost and administration of compliance with current laws and regulations at CasTech's present facilities are not expected to have a material adverse effect on CasTech's financial condition or results of operations. CasTech does not have any material capital expenditures for environmental control facilities planned for fiscal 1997.

                           CASTECH ALUMINUM GROUP INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


        Owners and operators of sites containing hazardous wastes, as well as generators and transporters of hazardous wastes, are subject to broad liability under various federal, state and local environmental laws and regulations, including liability for clean up costs and damages associated with past waste disposal activity. CasTech has been designated as a Potentially Responsible Party ("PRP") by the EPA under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") at four federal Superfund sites and is conducting remedial investigations at two of the sites for past waste disposal activity associated with closed recycling facilities. At the two other federal Superfund sites, CasTech is a minor contributor and expects to resolve its liability for a nominal amount. CasTech is also under orders by agencies in three states for environmental remediation at plants, one of which is currently operating and two of which have been closed. CasTech had $5.1 million of environmental accruals remaining at March 31, 1996. CasTech believes that any differences in the total future expenditures for all environmental matters of which CasTech is aware, when compared to environmental accrual estimates, will not have a material adverse effect on the financial condition or results of operations of CasTech. It is not possible, however, to predict the amount or timing of costs for future environmental matters which may subsequently be determined. Although the outcome of any such matters, to the extent they exceed any applicable reserves, could have a material adverse effect on CasTech's results of operations for the applicable period, CasTech has no reason to believe that such outcome will have a material adverse effect on CasTech's financial condition or results of operations.

         Risks of environmental costs and liabilities are inherent in certain of CasTech's operations, as is the case with other companies involved in the aluminum industry, and there can be no assurance that significant costs and liabilities will not be incurred by CasTech in the future. It is also possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder and claims for damages to property or persons resulting from plant or waste emissions, could result in substantial costs and liabilities to CasTech in the future. However, CasTech does not believe that the ultimate outcome of all known environmental liabilities will have a material adverse effect on CasTech's financial condition, results of operations and liquidity.

         Total environmental accruals are $5.1 million and $5.0 million at March 31, 1996 and 1995, respectively, of which $1.8 million and $1.1 million at March 31, 1996 and 1995, respectively, are included in the "other non-current liabilities" section of the balance sheet.

         CasTech is also party to various non-environmental legal proceedings and administrative actions, all arising from the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding, CasTech believes that any liability that may finally be determined with respect to such legal proceedings should not have a material effect on CasTech's consolidated financial position or results of operations.

SUPPLEMENTARY FINANCIAL INFORMATION

Selected unaudited quarterly financial data for the fiscal years 1996 and 1995 is summarized below:


(In thousands, except per share amounts)               June 30   Sept. 30   Dec. 31   March 31
                                                       -------   --------   -------   --------

1996
Sales                                                 $109,214   $102,814   $94,490   $ 93,931
Gross profit                                            15,554     13,792    12,065     11,571
Net income                                               6,836      6,494     5,310      4,034
Earnings per Common Share                             $   0.51   $   0.49   $  0.40   $   0.30

1995
Sales                                                 $ 89,136   $103,516   $98,269   $112,080
Gross profit                                            12,689     14,693    12,818     14,173
Income before extraordinary item                         4,561      6,710     5,892      5,950
Net income (a)                                           4,561      6,710     8,426      5,950
Earnings per Common Share before extraordinary item   $   0.52   $   0.76   $  0.47   $   0.45
Earnings per Common Share                             $   0.52   $   0.76   $  0.66   $   0.45

(a) An extraordinary credit of $2,534 was recognized in the third quarter as a result of a gain on the extinguishment of debt.

                           CasTech Aluminum Group Inc.
                           Consolidated Balance Sheets
                      (in thousands, except per share data)

                                                                  June 30,     March 31,
                                                                   1996          1996
                                                                   ----          ----
                                                                (unaudited)
Cash and cash equivalents                                        $     389    $     190
Accounts receivable, net                                            72,176       57,802
Inventories                                                         45,774       51,377
Prepaid expenses and supplies                                        5,434        4,454
                                                                 ---------    ---------
     Total current assets                                          123,773      113,823

Property, plant and equipment, net                                  72,924       74,294

Other long-term assets:
     Loan fees, net                                                  1,139        1,211
     Goodwill, net                                                  21,902       22,082
     Other long-term assets                                          1,061        1,874
                                                                 ---------    ---------
                                                                    24,102       25,167
                                                                 ---------    ---------

Total assets                                                     $ 220,799    $ 213,284
                                                                 =========    =========


Accounts payable                                                 $  32,329    $  34,041
Accrued liabilities                                                 10,364        9,774
Income taxes payable                                                 4,057        1,439
Current portion of long-term debt                                    5,012        6,270
                                                                 ---------    ---------
     Total current liabilities                                      51,762       51,524


Long-term debt, less current portion                                42,750       39,500
Other long-term liabilities                                          2,256        2,364

Common stock, $.01 par value, 25,000 shares
     authorized, 12,942 shares issued and outstanding
     at June 30, 1996 and March 31, 1996, respectively             136,574      136,574
Deficit                                                            (12,543)     (16,678)
                                                                 ---------    ---------
     Total stockholders' equity                                    124,031      119,896
                                                                 ---------    ---------

Total liabilities and stockholders' equity                       $ 220,799    $ 213,284
                                                                 =========    =========




                             See accompanying notes.

                           CasTech Aluminum Group Inc.
                        Consolidated Statements of Income
                      (in thousands, except per share data)

                                        Three months ended
                                             June 30,
                                        1996          1995
                                        ----          ----
                                            (unaudited)
Net sales                             $ 107,602    $ 109,214
Cost of goods sold                       94,962       93,660
                                      ---------    ---------

Gross profit                             12,640       15,554

Selling and administrative expenses       5,155        5,644
Other income                                (65)         (64)
                                      ---------    ---------

Operating income                          7,550        9,974

Interest expense                            770        1,194
                                      ---------    ---------

Income before income taxes                6,780        8,780

Income tax expense                        2,644        1,944
                                      ---------    ---------

Net income                            $   4,136    $   6,836
                                      =========    =========

Earnings per share                    $    0.31    $    0.51
                                      =========    =========




                             See accompanying notes.

                           CasTech Aluminum Group Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                         Three months ended
                                                              June 30,
                                                          1996       1995
                                                          ----       ----
                                                             (unaudited)
OPERATING ACTIVITIES
Net income                                              $  4,136    $ 6,836
Adjustments to reconcile net income
     to net cash provided (used) by operating
     activities:
         Depreciation and amortization                     2,567      2,214
         Changes in operating assets and liabilities:
              Accounts receivable                        (14,374)     4,478
              Inventories                                  5,602     (9,424)
              Accounts payable                            (1,711)     3,715
              Other liabilities and other assets           2,931     (3,289)
                                                        --------    -------
Net cash (used) provided by operating activities            (849)     4,530



INVESTING ACTIVITIES
Purchase of property, plant and equipment                   (944)    (2,312)



FINANCING ACTIVITIES
Proceeds from long-term borrowings                         4,500      4,000
Principal payments on long-term debt                      (2,508)    (6,447)
                                                        --------    -------
Net cash provided (used) by financing activities           1,992     (2,447)
                                                        --------    -------

Increase (decrease) in cash and cash equivalents             199       (229)

Cash and cash equivalents at beginning
    of period                                                190        359
                                                        --------    -------

Cash and cash equivalents at end of period              $    389    $   130
                                                        ========    =======





                             See accompanying notes

                           CasTech Aluminum Group Inc.
                   Notes to Consolidated Financial Statements
                                  June 30, 1996
                                   (unaudited)

1.       BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results for the three month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997. The interim financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Report and with the consolidated financial statements of CasTech and the notes thereto for the year ended March 31, 1996 included in CasTech's Form 10-K as filed with the Securities and Exchange Commission.

2.       INVENTORIES

         Inventories consist of the following:

                                                               June 30,         March 31,
                                                                 1996              1996
                                                                 ----              ----
                                                                     (in thousands)
                     Raw materials                            $   14,178         $   11,120
                     Work in process                              15,723             21,178
                     Finished goods                               20,414             22,578
                                                              ----------         ----------
                                                                  50,315             54,876
                     LIFO reserve                                 (4,541)            (3,499)
                                                              ----------         ----------
                                                              $   45,774         $   51,377
                                                              ==========         ==========


3.       FINANCIAL INSTRUMENTS

         CasTech may enter into aluminum futures contracts to hedge its exposure to price fluctuations on its anticipated raw material requirements during a maximum nine month period and on fixed price sales contracts in its mill products operations. Gains and losses on hedging contracts are deferred and recognized in mill products operating expenses as part of the cost of raw materials over the hedged period. There were no open futures contracts as of June 30, 1996.

         CasTech uses interest rate swap, cap and floor agreements to reduce the impact of interest rate changes on future income. Approximately $20 million and $8.2 million of CasTech's outstanding debt was subject to interest rate floor and swap agreements, respectively, at June 30, 1996.

      (b)   Pro Forma Financial Information

         Pursuant to the Agreement and Plan of Merger, dated as of August 19, 1996, among CasTech, Commonwealth and CALC Corporation ("CALC"), a wholly-owned subsidiary of Commonwealth (the "Merger Agreement"), CALC commenced a tender offer to purchase all of the outstanding shares of common stock of CasTech, par value $0.01 per share (the "Shares"), for $20.50 per share in cash (the "Merger Consideration"), net to the seller and without interest thereon (the "Offer"). The Offer expired at 12:00 midnight, New York City Time, on September 19, 1996. On September 20, 1996, CALC accepted for payment all of the approximately 12,650,418 Shares, representing approximately 98% of the Shares, which were validly tendered and not withdrawn. Also on September 20, 1996, CALC merged with and into CasTech pursuant to the Merger Agreement, and following the completion of the Offer all remaining Shares were converted into the right to receive the Merger Consideration and CasTech became a wholly owned subsidiary of Commonwealth (the "Merger").

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996 was prepared assuming the Merger had occurred on June 30, 1996. The Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1996 and for the year ended December 31, 1995 were prepared assuming the Merger had occurred on January 1, 1995. The Merger will be accounted for using the purchase method of accounting. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. The pro forma adjustments are based on preliminary assumptions of the allocation of the purchase price and are subject to substantial revision once appraisals, evaluations and other studies of the fair value of CasTech's assets and liabilities are completed. Actual purchase accounting adjustments may differ significantly from the pro forma adjustments presented herein.

          The unaudited pro forma consolidated financial statements are based upon and should be read in conjunction with the historical consolidated financial statements of Commonwealth, including the notes thereto, included in the reports and documents filed by Commonwealth with the Securities and Exchange Commission and the historical consolidated financial statements of CasTech, including the notes thereto, included herein under Item 7(a). The unaudited pro forma consolidated financial statements presented herein are based on certain assumptions, are for informational purposes only and do not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had such transactions occurred at the beginning of the periods presented.

                       Commonwealth Aluminum Corporation

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 June 30, 1996

                                                    Commonwealth    CasTech      Pro Forma       Pro Forma
                                                     Historical   Historical    Adjustments      Combined
                                                     ----------   ----------    -----------      --------
                                                                         (in thousands)
ASSETS
Current assets:
   Cash and cash equivalents. . . . . . . . . . . . . $    802         $389       $               $  1,191
   Accounts receivable. . . . . . . . . . . . . . . .  102,410       72,176                        174,586
   Inventories. . . . . . . . . . . . . . . . . . . .  106,067       45,774          6,000 (1)     157,841
   Due from broker. . . . . . . . . . . . . . . . . .   (2,316)        -                            (2,316)
   Prepayments and other current assets . . . . . . .    5,925        5,434           (418)(2)      10,941
                                                      --------     --------       -------         --------

         Total current assets . . . . . . . . . . . .  212,888      123,773          5,582         342,243
Property, plant and equipment . . . . . . . . . . . .  185,669       72,924         25,000 (3)     283,593
Goodwill. . . . . . . . . . . . . . . . . . . . . . .     -          21,902        (21,902)(4)     177,987
                                                                                   177,987 (5)
Other noncurrent assets . . . . . . . . . . . . . . .    3,737        2,200         (1,145)(6)      12,935
                                                                                    (1,157)(2)
                                                                                     9,300 (7)
                                                      --------     --------       --------        --------
         Total assets . . . . . . . . . . . . . . . . $402,294     $220,799       $193,665        $816,758
                                                      ========     ========       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt. . . . . . . . . $  6,862     $  5,012       $ (6,874)(8)    $  5,000
   Accounts payable . . . . . . . . . . . . . . . . .   36,408       32,329                         68,737
   Accrued liabilities. . . . . . . . . . . . . . . .   12,907       10,364         14,775 (9)      38,046
   Income taxes payable . . . . . . . . . . . . . . .     -           4,057                          4,057
   Deferred gain. . . . . . . . . . . . . . . . . . .   (2,316)        -                            (2,316)
                                                      --------     --------       --------        --------
         Total current liabilities. . . . . . . . . .   53,861       51,762          7,901         113,524
   Long-term debt . . . . . . . . . . . . . . . . . .   30,307       42,750        174,245 (8)     247,302
   Senior subordinated notes. . . . . . . . . . . . .     -            -           125,000 (8)     125,000
   Other long-term liabilities. . . . . . . . . . . .    3,492        2,256                          5,748
   Accrued pension benefits . . . . . . . . . . . . .   18,788         -                            18,788
   Deferred income taxes. . . . . . . . . . . . . . .     -            -            12,125 (10)     12,125
   Accrued postretirement benefits. . . . . . . . . .   79,061         -                            79,061
                                                      --------     --------       --------        --------
         Total liabilities. . . . . . . . . . . . . .  185,509       96,768        319,271         601,548
   Commitments and Contingencies
   Stockholders' equity:
      Common stock. . . . . . . . . . . . . . . . . .      102          129           (129)(11)        102
      Other . . . . . . . . . . . . . . . . . . . . .  216,683      123,902       (123,902)(11)    215,108
                                                                                    (1,575)(2)
                                                      --------     --------       --------        --------
         Total stockholders' equity . . . . . . . . .  216,785      124,031       (125,606)        215,210
                                                      --------     --------       --------        --------
         Total liabilities and stockholders' equity . $402,294     $220,799       $193,665        $816,758
                                                      ========     ========       ========        ========

                                                                             (footnotes on following page)





- ----------
(1) To record the revaluation of inventories acquired to estimated fair market value.

(2) To eliminate the capitalized debt financing costs of Commonwealth, which will be charged to earnings as a loss on early extinguishment of debt upon completion of the Offer and the Merger.

(3) To record the revaluation of property, plant and equipment acquired to estimated fair market value.

(4)  To eliminate acquired goodwill of CasTech.

(5) To record the purchase price in excess of net tangible and identifiable intangible assets acquired.

(6)  To eliminate the acquired capitalized debt financing costs of CasTech.

(7) To record the estimated capitalized debt financing costs to be incurred in connection with the borrowings to finance the Offer and the Merger.

(8) To record the incremental borrowings necessary to finance the remaining portion of the Offer and the Merger and to refinance existing long-term debt of Commonwealth and CasTech.

(9) To record estimated liabilities associated with the Offer and the Merger including lease terminations, severance and other costs.

(10) To record deferred income taxes associated with the revaluation of inventories, property, plant and equipment and accrued liabilities.

(11) To eliminate the acquired equity of CasTech.

                       Commonwealth Aluminum Corporation

          Unaudited Pro Forma Consolidated Statement of Operations(1)
                      Six-Month Period Ended June 30, 1996

                                                     Commonwealth    CasTech       Pro Forma       Pro Forma
                                                      Historical    Historical    Adjustments      Combined
                                                      ----------    ----------    -----------      --------
                                                             (in thousands, except per share amounts)

Net sales . . . . . . . . . . . . . . . . . . . . . .  $327,216      $201,533      $               $528,749
Cost of goods sold. . . . . . . . . . . . . . . . . .   308,535       177,321           992 (2)     486,848
                                                       --------      --------      --------        --------
   Gross profit . . . . . . . . . . . . . . . . . . .    18,681        24,212          (992)         41,901
Selling, general and administrative expenses. . . . .    12,200        10,656          (386)(3)      24,695
                                                                                      2,225 (2)
                                                       --------      --------      --------        --------
   Operating income . . . . . . . . . . . . . . . . .     6,481        13,556        (2,831)         17,206
Other income (expense), net . . . . . . . . . . . . .      (247)          309           132 (4)         194
Interest expense, net . . . . . . . . . . . . . . . .    (1,122)       (1,365)      (14,395)(5)     (16,882)
                                                       --------      --------      --------        --------
   Income before income tax . . . . . . . . . . . . .     5,112        12,500       (17,094)            518
Provision for income taxes. . . . . . . . . . . . . .       617         4,329        (4,883)(6)          63
                                                       --------      --------      --------        --------
   Net income . . . . . . . . . . . . . . . . . . . .  $  4,495      $  8,171      $(12,211)       $    455
                                                       ========      ========      ========        ========
Weighted average common shares outstanding. . . . . .    10,196                                      10,196
                                                       ========                                    ========

Earnings per common share . . . . . . . . . . . . . .  $    .44                                    $    .04
                                                       ========                                    ========

- ----------
(1)  Commonwealth's Historical Consolidated Statement of Operations for the year ended December 31, 1995 and Commonwealth's
     Unaudited Historical Condensed Consolidated Statement of Operations for the six-month period ended June
     30, 1996 were derived from amounts presented in Commonwealth's Form 10-K and Form 10-Q/A for the respective periods. CasTech's Historical Consolidated Statement of Operations for the year ended March 31, 1996 and CasTech's Unaudited Historical Condensed Consolidated Statement of Operations for the six-month period ended June 30, 1996 were derived from amounts presented in CasTech's Form 10-K and Form 10-Q (by adding the amounts presented in CasTech's Form 10-Q for the three months ended June 30, 1996 to the difference between the amounts presented in CasTech's Form 10-K for the year ended March 31, 1996 and the amounts presented in CasTech's Form 10-Q for the nine-month period ended December 31, 1995). The
     Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 was prepared by combining Commonwealth's statement of operations for the year ended December 31, 1995 with CasTech's statement of operations for the year ended March 31, 1996. The Unaudited Pro Forma Consolidated
     Statement of Operations for the six-month period ended June 30, 1996 includes CasTech's Net sales and
     Net income of approximately $93,000 and $4,000, respectively, for the period from January 1, 1996 to
     March 31, 1996, which amounts have also been included in the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995.

(2)  To record depreciation ($992) and amortization ($2,225) related to the revaluation of property, plant and equipment and the excess of purchase price over net tangible and identifiable intangible assets acquired. Acquired property, plant and equipment will be depreciated over approximately 12 years, the estimated remaining useful life. The excess of purchase price over net assets acquired will be amortized over 40 years.

(3)  To eliminate the amortization of goodwill recorded by CasTech.

(4)  To eliminate the amortization of CasTech's capitalized debt financing costs.






(5)  To record the estimated incremental interest expense related to borrowings necessary to finance the acquisition and to refinance the existing long-term debt of Commonwealth and CasTech, including amortization of capitalized debt financing costs. The borrowings have an assumed interest rate as follows:

         Long-term debt............................ $252,302       7.50%
         Senior subordinated notes.................  125,000      10.75%
                                                    --------
                                                    $377,302
                                                    ========

(6)  The pro forma provision for income taxes of $63 was calculated by applying the Commonwealth 1996 historical effective tax rate of 12% to Commonwealth's pro forma combined income before income tax of $518. The effective tax rate differs from the statutory rate due to the existence of historical net operating loss carryforwards, valuation allowances related to net deferred tax assets, Internal Revenue Code
     Section 382 net operating loss limitations and other non-deductible expenses. Commonwealth anticipates that its effective tax rate will be higher in the future. If the pro forma provision for income taxes had been calculated using a combined federal and state income tax rate of 40%, Commonwealth's pro forma combined provision for income taxes would be $207, net income would be $311 and earnings per common share would be $.03 per share.

                       Commonwealth Aluminum Corporation

          Unaudited Pro Forma Consolidated Statement of Operations(1)
                          Year Ended December 31, 1995

                                                      Year Ended     Year Ended
                                                     December 31,     March 31,
                                                         1995            1996
                                                     Commonwealth      CasTech          Pro Forma        Pro Forma
                                                      Historical      Historical       Adjustments        Combined
                                                      ----------      ----------       -----------        --------
                                                                 (in thousands, except per share amounts)

Net sales . . . . . . . . . . . . . . . . . . . . . .  $ 671,501       $400,449         $                $1,071,950
Cost of goods sold. . . . . . . . . . . . . . . . . .    606,751        347,467            1,985 (2)        956,203
                                                       ---------       --------         --------         ----------
   Gross profit . . . . . . . . . . . . . . . . . . .     64,750         52,982           (1,985)           115,747
Selling, general and administrative expenses. . . . .     22,510         20,586             (772)(3)         46,774
                                                                                           4,450 (2)
                                                       ---------       --------         --------         ----------
   Operating income . . . . . . . . . . . . . . . . .     42,240         32,396           (5,663)            68,973
Halco income. . . . . . . . . . . . . . . . . . . . .      1,636           -                                  1,636
Other income (expense), net . . . . . . . . . . . . .      2,670            708              264 (4)          3,642
Interest expense, net . . . . . . . . . . . . . . . .     (3,473)        (3,474)         (27,146)(5)        (34,093)
                                                       ---------       --------         --------         ----------
   Income before income taxes . . . . . . . . . . . .     43,073         29,630          (32,545)            40,158
Provision for income taxes. . . . . . . . . . . . . .      9,286          6,956           (7,584)(6)          8,658
                                                       ---------       --------         --------         ----------
   Net income . . . . . . . . . . . . . . . . . . . .  $  33,787       $ 22,674         $(24,961)        $   31,500
                                                       =========       ========         ========         ==========
Weighted average common shares outstanding. . . . . .     10,191                                             10,191
                                                       =========                                         ==========
Earnings per common share . . . . . . . . . . . . . .  $    3.32                                         $     3.09
                                                       =========                                         ==========

(1)  See note (1) to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six-month period ended June 30, 1996.

(2)  To record depreciation ($1,985) and amortization ($4,450) related to the revaluation of property, plant and equipment and the excess of purchase price over net tangible and identifiable intangible assets acquired.
     Acquired property, plant and equipment will be depreciated over approximately 12 years, the estimated remaining useful life. The excess of purchase price over net assets acquired will be amortized over 40 years.

(3)  To eliminate the amortization of goodwill recorded by CasTech.

(4)  To eliminate the amortization of CasTech's capitalized debt financing costs.

(5)  To record the estimated incremental interest expense related to borrowings necessary to finance the acquisition and to refinance existing long-term debt of Commonwealth and CasTech, including amortization of capitalized debt financing costs. The borrowings have an assumed interest rate as follows:

         Long-term debt...........................   $252,302        7.50%
         Senior subordinated notes................    125,000       10.75%
                                                     --------
                                                     $377,302
                                                     ========

(6)  The pro forma provision for income taxes of $8,658 was calculated by applying the Commonwealth 1995 historical effective tax rate of 22% to Commonwealth's pro forma combined income before tax of $40,158. The effective tax rate differs from the statutory rate due to the existence of historical net operating loss carryforwards, valuation allowances related to net deferred tax assets, Internal Revenue Code Section 382 net operating loss limitations and other non-deductible expenses. Commonwealth anticipates that its effective tax rate will be higher in the future. If the pro forma provision for income taxes had been calculated using a combined federal and state income tax rate of 40%, Commonwealth's pro forma combined tax provision would be $16,063, net income would be $24,095 and earnings per common share would be $2.36.

      (c)  Exhibits Required by Item 601 of Regulation S-K


Exhibit No.       Description


23 Consent, dated September 20, 1996, of Ernst & Young LLP, independent auditors for CasTech Aluminum Group Inc.

99 Press Release, dated September 20, 1996, of Commonwealth Aluminum Corporation, announcing the completion of its all cash tender offer for all of the outstanding shares of common stock of CasTech Aluminum Group Inc.



Item 8.  Not Applicable

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.


Dated:  September 24, 1996

                                  COMMONWEALTH ALUMINUM CORPORATION



                                  By: /s/ Mark V. Kaminski
                                     Name:    Mark V. Kaminski
                                     Title:   President & Chief
                                              Executive Officer

                                  EXHIBIT INDEX



                                                                    Sequential
Exhibit No.       Description                                       Page No.


    23            Consent, dated September 20, 1996, of Ernst &
                  Young LLP, independent auditors for CasTech
                  Aluminum Group Inc.

    99 Press Release, dated September 20, 1996, of Commonwealth Aluminum Corporation, announcing the completion of its all cash tender offer for all of the outstanding shares of common stock of CasTech Aluminum Group Inc.